WILLIAM D. ANDERSON
Chief Financial Officer,
BCE & Bell Canada
Telephone:
Fax
E-mail: bill.anderson@bell.ca


February 19, 1999

Kenny A. Troutt
10595 Strait Lane
Dallas, Texas
75229

RE:     RIGHT OF FIRST REFUSAL WITH RESPECT TO SHARES OF TELEGLOBE INC.
        ---------------------------------------------------------------

Sir:

The following sets forth our agreement as to the terms and conditions of a right of first refusal granted by you to BCE Inc. for up to 20,000,000 shares of Teleglobe Inc.

For good and valuable consideration, receipt of which is hereby acknowledged, you agree not to sell, transfer, alienate, pledge or otherwise dispose of any shares of Teleglobe Inc. and to cause any trust, partnership or corporation controlled or directed by you not to sell, transfer, alienate, pledge or otherwise dispose of any shares of Teleglobe Inc., without first offering such shares to BCE Inc. in accordance with this agreement. Notwithstanding the foregoing, the provisions of this right of first refusal granted to BCE Inc. hereunder shall not apply to: (i) donations of shares to charitable organizations; (ii) transfers to family trusts or other entities controlled or directed by you so long as such family trusts and entities are deemed to be "Sellers" (as hereinafter defined) for the purposes hereof (and confirmation to that effect is given by you at such time) and such family trusts or other entities agree to be bound at such time (with notice at such time to BCE Inc.) by the terms and conditions of this agreement; and (iii) sales or conversions of shares of Teleglobe Inc. in relation to a business combination (including a merger, recapitalization, share exchange, tender offer or takeover bid) (a "BUSINESS COMBINATION") to which Teleglobe Inc. is a party or in which Teleglobe Inc. is the subject where the consideration consists of cash or securities or other non-cash consideration, or a combination of any of the foregoing.

In the event that you or any trust, partnership or corporation controlled or directed by you (a "SELLER") wishes to sell, transfer, alienate, pledge or otherwise dispose of any shares of Teleglobe Inc. subject to the right of first refusal granted hereby, it shall first notify BCE Inc. in writing of such intention to dispose of such shares, indicating the number of shares such Seller wishes to sell and enclosing an affidavit respecting Canadian takeover bid matters for execution by you in the form attached hereto as Schedule A. Within three (3) business days from receipt of such notice, BCE Inc. shall then elect by written notice to the Seller to either: (i) purchase all or a portion of such shares; or (ii) permit such Seller to dispose of such shares. Should BCE Inc. fail to exercise such election within such time allotted, it shall be deemed to have permitted the disposition of such shares. Should BCE Inc. elect to


                                    BCE INC.
                 1000, rue de La Gauchetiere Ouest, bureau 3700,
                            Montreal (Quebec) H3B 4Y7
                                   WWW.BCE.CA

                                                                            .2

purchase only a portion of such shares, it shall be deemed to have permitted the disposition of the balance of such shares.

In the event that BCE Inc. elects to, or be deemed to have elected to, permit a disposition of shares, the Seller shall dispose of such shares within three (3) months from the date of such election or deemed election, failing which it shall be obligated to re-offer such shares to BCE Inc. in accordance with the terms hereof.

Should BCE Inc. elect to purchase all or a portion of such shares, the purchase price shall be the average of the closing price of such shares on the New York Stock Exchange for the twenty (20) trading days ending on the trading day immediately preceding the date of receipt by BCE Inc. of notice from the Seller of its intention to sell such shares. The closing of the purchase and sale of the shares shall take place at the offices of BCE Inc., Montreal, Quebec, on the fifth (5th) business day following delivery of such notice of election to purchase by BCE Inc. (the "CLOSING DATE") and the parties shall enter into an agreement on the same terms and conditions as the agreement for the purchase and sale of 4,000,000 shares of Teleglobe Inc. entered into by 129201 Canada Inc., Troutt Family Trust Separate Trust Estate of Kenny A. Troutt (the "TRUST"), BCE Inc. and Kenny A. Troutt on the date hereof (including, if applicable, the BCE Inc. guarantee set forth therein, and including the repetition and reiteration of the representations and warranties by the Trust and affidavit set forth therein, both signed by Kenny A. Troutt).

Notwithstanding the foregoing, in the event that a Seller has received a bona fide arms length offer (other than with respect to a Business Combination) for cash consideration to purchase shares of Teleglobe Inc., the Seller shall notify BCE Inc. in writing of the number of shares subject to such offer and the purchase price thereof and BCE Inc.'s sole rights in respect of such shares shall be to elect to purchase all (and not less than all) of such shares at the purchase price specified in the notice delivered to BCE Inc. notwithstanding that such offer may be for in excess of 20,000,00 shares of Teleglobe Inc. The other procedures set forth in this letter shall apply to such shares subject to such bona fides arms length offer.

You agree to sign all such documents and do all such things as may be required to carry out this right of first refusal and in the event that the Seller is a trust, partnership or corporation, you agree to do all such things as may be necessary to cause such trust, partnership or corporation to sell and transfer shares to BCE Inc. or its designated affiliate in accordance with the terms hereof.

To the extent that a Seller has registration rights with respect to any of the shares purchased by BCE Inc. or its designated affiliate pursuant to the terms hereof, and to the extent that such rights are assignable, the Seller shall assign such rights to BCE Inc. or its designated affiliate concurrently with the purchase and sale of such shares by BCE Inc. or such designated affiliate.

You have represented to us that the Trust is the record and beneficial owner of at least 24,000,000 shares of Teleglobe Inc., that you are the sole settlor of the Trust and that the Trust is a single inter vivos trust. Canadian securities laws limit in certain circumstances the number of sellers from whom BCE Inc. may purchase securities without a takeover bid circular. In order to address these limitations, you have agreed to the undertakings with respect thereto set out in Schedule B hereto.

                                                                            .3

Any notice, direction or other instrument required or permitted to be given or made hereunder shall be in writing and shall be sufficiently given or made if delivered in person to the address set forth below or if telexed, telegraphed, telecopied or sent by other means of recorded electronic communication and confirmed by delivery as soon as practicable thereafter.

Notices to a Seller shall be addressed as follows:

      [name of Seller]
      c/o:  Kenny A. Troutt
      10595 Strait Lane
      Dallas, Texas
      75229

Notices to BCE Inc. shall be addressed as follows:

      BCE Inc.
      1000, de la Gauchetiere Street West
      Montreal, Quebec
      H3B 4Y7

      c/o: the Chief Financial Officer

      with a copy to the Corporate Secretary.

No party may assign this agreement or any of its rights without the prior written consent of the other party hereto. Notwithstanding the foregoing, BCE Inc. may assign its rights hereunder to a direct or an indirect subsidiary.

The rights of BCE Inc. hereunder shall terminate upon the earlier of: (i) five
(5) years from the date hereof; and (ii) BCE Inc. having purchased, permitted the disposition in accordance with the terms hereof or deemed to have permitted the disposition of an aggregate of 20,000,000 shares of Teleglobe Inc. in accordance with the terms hereof.

This agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York and the parties agree to submit to the non-exclusive jurisdiction of the courts of the State of New York .

This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                                                                            .4

Yours very truly,


BCE INC.

By: /s/ William D. Anderson
    --------------------------------------------



The foregoing Agreement is hereby accepted by Kenny A. Troutt as of the date first above written.



/s/ Kenny A. Troutt
-----------------------------------------
Kenny A. Troutt

                                                                            .5

                                   SCHEDULE A



                                    AFFIDAVIT

      I, the undersigned, Kenny A. Troutt, executive, domiciled at 10595 Strait Lane, City of Dallas, State of Texas, solemnly affirm the following:

1. I have read the agreement for the purchase and sale of [number of shares] common shares of Teleglobe Inc. (the "SHARES") to be entered into between [BCE Inc. or designated affiliate], Troutt Family Trust - Separate Trust Estate of Kenny A. Troutt (the "TRUST"), BCE Inc. [if applicable] and me on the date hereof and I am familiar with its contents;

2. the Trust is a trust duly created and subsisting and in good standing under the laws of its jurisdiction;

3. the Trust is a single inter vivos trust of which I am the sole settlor and trustee;

4. the Trust acquired the Shares directly from Troutt Partners, Ltd. which at all relevant times I controlled (the "PARTNERSHIP"), which had acquired the Shares directly from me;

5. for the period commencing two (2) years prior to the date hereof and terminating on the date hereof, the sole owners of the Shares were the Partnership, the Trust and me; and

6. neither the Partnership, the Trust nor I acquired the Shares in order that the purchaser might make use of a takeover exemption under Canadian securities legislation.


Signed at the City of Dallas, State of Texas, this 19th day of February, 1999.




--------------------------------------------
Kenny A. Troutt



Sworn to before me at the City of Dallas, State of Texas, on this [date]

--------------------------------------------
Notary Public for the State of Texas

                                                                            .6
                                   SCHEDULE B


Except for valid business reasons, which Kenny A. Troutt agrees to discuss with BCE Inc., should any trust, partnership or corporation controlled or directed by Kenny A. Troutt wish to sell any shares of Teleglobe Inc., such shares shall be sold first by Troutt Family Trust Separate Trust Estate of Kenny A. Troutt (the "TRUST").

Except for valid business reasons, which Kenny A. Troutt agrees to discuss with BCE Inc., the Trust shall continue to hold a minimum of 20,000,000 shares of Teleglobe Inc., less any shares purchased or permitted to be disposed of by BCE Inc. in accordance with the terms of the agreement to which this Schedule A forms an integral part thereof, and Kenny A. Troutt shall continue to be the sole settlor of such Trust.

Kenny A. Troutt and the Trust shall cooperate from time to time as reasonably required to assist BCE Inc. in evaluating its position under securities laws with respect to takeover bid restrictions and to assist BCE Inc. in seeking such exemptions and no action letters as may be available from securities authorities with respect thereto.